Exhibit 2.1

Notarial file No. 251 /2004

(hereinafter the “Deed”)

Recorded

at Frankfurt am Main on this 5th day of October, 2004

Before me, the recording Attorney at Law

Christian Bock LL.M.
as officially appointed representative of the Notary
Klaus M. Kübel, LL.M.

with office in

60323 Frankfurt/Main,

Bockenheimer Landstraße 20

appeared today at Hengeler Mueller, Bockenheimer Landstr. 51-53, 60325 Frankfurt am Main where the Notary’s Representative went on request of the Deponents:

1.             Dr. Jochen Vetter born on 28th day of January 1965, with business address at Hengeler Mueller, Benrather Straße 18-20, 40213 Düsseldorf identified by his valid German identity card, not acting in his own name but on behalf and in the name of

(a)           Tenovis Investments (European Fund), Limited Partnership, c/o Eeson

Woolstencroft LLP, 500, 603 – 7th Avenue SW, Calgary, Alberta T2P 2T5, Canada. Tenovis Investments (European Fund), Limited Partnership together with Tenovis Investments (1996 Fund), Limited Partnership acts in turn on the basis of a power of attorney  included in the Shareholders and Participation Agreement dated 19th November 2002 (Not. Deed No. 188/2002AS of the notary Andreas Schreiber, Frankfurt/Main) in the name of Tenovis Manager Trust GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Frankfurt/Main under HRB 54799.

(b)           Tenovis Investments (1996 Fund), Limited Partnership, c/o Eeson Woolstencroft LLP, 500, 603 – 7th Avenue SW, Calgary, Alberta T2P 2T5, Canada. Tenovis Investments (1996  Fund), Limited Partnershiptogether with Tenovis Investments (European Fund), Limited Partnership acts in turn on the basis of a power of attorney included in the Shareholders and Participation Agreement dated 19th November 2002 (Not. Deed No. 188/2002AS of the notary Andreas Schreiber, Frankfurt/Main) in the name of Tenovis Manager Trust GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Frankfurt/Main under HRB 54799.

2.             Mr. Stephan Grauke born on 9th day of November 1959, with business address at Weil, Gotshal & Manges LLP, Neue Mainzer Str. 52 – 58, 60311 Frankfurt/Main identified by his valid German identity card, not acting in his own name but on behalf and in the name of

(a)           Blitz 04-201 GmbH (to be renamed Avaya German HoldCo GmbH), a limited liability company incorporated under German law, registered in the commercial register of the local court of Munich under HRB 153258.

(b)           Avaya, Inc., a Delaware corporation having its registered office at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920 USA, solely with respect to Sections 3, 4.3, 6, 7.13, 9.

by virtue of written powers of attorney, the originals of which, a) certified copy with respect to a) and b) the original of a power of attorney with respect to b) together with a copy of a notarized secretary’s certificate, were available at the notarisation and certified copies of which are or will be attached as Annexes to this Deed upon presentation of the original or at least a certified copy of the secretary’scertificatewritten powers of attorney.

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The Deponents requested this Deed to be recorded in the English language. The Notary’s Representative, who has good and sufficient command of the English language, ascertained that the Deponents above are also in good and sufficient command of the English language.

Having been instructed by the Notary’s Representative, the Deponents above waived his right to have the assistance of a sworn interpreter and to receive a written translation of this Deed.

Being questioned all Deponents negated any prior legal involvement of the Notary’s Representative and his partners and assistants in this matter within the meaning of Section 3 para 1 item 7 German Notarisation Act.

For the purpose of the Sale and Purchase Agreement which is recorded in hereinafter part II together with Enclosure I hereinafter the persons appearing made reference to the deed of the acting Notary’s Representative (No. 250/2004 of his notarial file) (the “Reference Deed”). The Deponents approved the declarations which were made in Reference Deed in the name of the parties to the Sale and Purchase Agreement. The Deponents confirmed that they know the contents of the Reference Deed including the Exhibits/Schedules forming part of the Reference Deed and that references to Exhibits/Schedules hereinafter or in Enclosure II shall refer to such Exhibits/Schedules of the Reference Deed unless the Exhibits/Schedules are part of this Deed. After having been instructed by the Notary’s Representative of the meaning of their declarations the Deponents waived that the Reference Deed be read aloud and be attached to this Deed.

The Deponents then requested to have the following recorded on behalf of the parties represented by them:

SHARE PURCHASE AGREEMENT

between

(1)           Tenovis Investments (European Fund), Limited Partnership, a limited partnership formed under Alberta law

3

(2)           Tenovis Investments (1996 Fund), Limited Partnership, a limited partnership formed under Alberta law

(3)           Tenovis Manager Trust GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Frankfurt/Main under HRB 54799 on the one hand and

(4)           Blitz 04-201 GmbH (to be renamed Avaya German HoldCo GmbH), a limited liability company incorporated under German law, registered in the commercial register of the local court of Munich under HRB 153258,

(5)           Avaya, Inc., a Delaware corporation having its registered office at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920 USA, solely with respect to Sections 3, 4.3, 6, 7.13, 9 on the other hand relating to the acquisition of all shares of Tenovis Germany GmbH, which is attached to this Deed as Enclosure I.

*****

This Deed including Enclosure I, Exhibit R.1, Exhibit R.2 and Exhibit 9.10 was read aloud by the Notary’s Representative to the Deponents, approved by the Deponents and signed by the Deponents and the Notary’s Representative in their own hands as follows:

/s/ Jochen Vetter

/s/ Stephan Grauke

/s/ Christian Bock
Notary

4

Share Purchase Agreement

(requires notarization)

dated 5 October 2004

regarding the sale and purchase of the Tenovis Group

TABLE OF CONTENTS

This Share Purchase Agreement (the “Agreement”) is entered into on this 5th day of October 2004, by and among

(1)                                 Tenovis Investments (European Fund), Limited Partnership, a limited partnership formed under Alberta law

(hereinafter referred to as “Seller 1”),

Tenovis Investments (1996 Fund), Limited Partnership, a limited partnership formed under Alberta law

(hereinafter referred to as “Seller 2” and together with Seller 1, “KKR Sellers”),

Tenovis Manager Trust GmbH, a limited liability company incorporated under German law, registered in the commercial register of the local court of Frankfurt/Main under HRB

54799, represented by Seller 1 and Seller 2 by virtue of the exercise of the Drag-Along Right in accordance with the Participation Agreement (each as defined in Recital 1 below).

(hereinafter referred to as “Seller 3” and together with Seller 1 and Seller 2, “Sellers”), and

(2)                                 Blitz 04-201 GmbH (to be renamed Avaya German HoldCo GmbH), a limited liability company incorporated under German law, registered in the commercial register of the local court of Munich under HRB 153258,

(hereinafter referred to as “Purchaser”) and

(3)                                 Avaya, Inc., a Delaware corporationn having its registered office at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920 USA(hereinafter referred to as “Avaya”), solely with respect to Sections 3, 4.3, 6, 7.13, 9.

Recitals

1.                                      Seller 1 is the owner of 71.59%, Seller 2 is the owner of 20.55 % and Seller 3 is the legal owner of 7.86 % of the issued share capital of Tenovis Germany GmbH, registered in the commercial register of Frankfurt/Main under HRB 47534 (hereinafter referred to as the “Company”). The Company has a registered share capital of EUR 24,887,340 divided into seven shares in the nominal amount of EUR 17,715,600 and EUR 102,200 (owned by Seller 1), EUR 3,967,200, EUR 1,117,200 and EUR 29,300 (owned by Seller 2) and EUR 1,568,620 and EUR 387,220 (owned by Seller 3).

2.                                      On 19 November 2002, the Sellers and the Company have concluded a shareholders and participation agreement (the “Participation Agreement”) to offer certain managers and key employees of the Company and its subsidiaries the opportunity to indirectly acquire shares in the Company. Seller 3 has been established for the purpose of such investment. According to Section 9 of the Participation Agreement, KKR Sellers are entitled to require Seller 3 to sell up to a pro rata portion of its shares in the Company simultaneously with KKR Sellers (“Drag-Along Right”). KKR Sellers have exercised their Drag-Along Right. The drag-along notice for exercising such right is attached hereto as Exhibit R.1. The participants of the manager equity investment program (as defined in the Participation Agreement) and Seller 3 authorized and instructed KKR Sellers to sell and to transfer on behalf of participants the relevant portion of shares held by Seller 3 upon the exercise of the Drag-Along Right.

3.                                      The Company is the parent company of a group of companies engaged in the business communications business. The Company, directly or indirectly, owns the shares/interests in certain entities as set out in Exhibit R.2. The subsidiaries set out in Exhibit R.2 except for the entities listed in Section 3 of Exhibit R.2, are referred to herein as the “Subsidiaries” and, together with the Company collectively as the “Group” or the “Companies”. The business of the Group, taken as a whole, as presently conducted (disregarding the Transaction or any intentions of Purchaser) is hereinafter referred to as the “Business”.

4.                                      Avaya is the ultimate parent company of Purchaser. Purchaser is a newly incorporated entity which has not yet engaged in any business activities.

5.                                      Sellers wish to divest themselves of the Group, including the interests in the entities listed in Section 3 of Exhibit R.2, and Purchaser wishes to acquire Sellers’ interest in the Group, including the interests in the entities listed in Section 3 of Exhibit R.2. Therefore, Sellers and Purchaser (hereinafter referred to as the “Parties” and each, a “Party”) agree as follows.

Section 1
Sale and Purchase of the Sold Shares

1.1                              Agreement to Sell and Purchase

Upon the terms and subject to the conditions set forth in this Agreement, Sellers hereby sell to Purchaser, and Purchaser hereby purchases from Sellers,

(i)                                     the shares in the nominal amount of EUR 17,715,600 and 102,200 held by Seller 1 in the Company;

(ii)                                  the shares in the nominal amount of EUR 3,967,200, 1,117,200 and 29,300 held by Seller 2 in the Company and

(iii)                               the shares in the nominal amount of EUR 1,568,620 and 387,220 held by Seller 3 in the Company;

The shares sold pursuant to this Section 1.1 are referred to herein as the “Sold Shares”.

1.2                              Share Transfer

At the Closing (as defined in Section 4.1), Sellers shall assign and transfer to Purchaser the Sold Shares in accordance with Section 4.4.

1.3                              Dividend Rights

The Sold Shares shall be sold and transferred to Purchaser with economic effect as of 1 January 2004 (“Effective Date”) with all rights and obligations pertaining thereto, including the right to receive all profits for the current fiscal year and profits for previous fiscal years not yet distributed, if any.

Section 2
Purchase Price

2.1                              Purchase Price

The purchase price for the Sold Shares (the “Purchase Price”) amounts to USD 370,470,000 (in words: US dollar three hundred and seventy million four hundred and seventy thousand).

2.2                              Mode of Payment; Default; Set-off

(a)                                  On the Closing Date Purchaser shall pay the Purchase Price in USD by irrevocable wire transfer of immediately available funds to the bank accounts of the Parties notified by KKR Sellers to Purchaser in writing no later than the second Business Day prior to the Closing Date. Any such payment shall be deemed to have been duly made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges, other than those of Sellers’ bank) to the relevant bank account on, and as of a value date no later than, the Closing Date.

(b)                                 Any failure by Purchaser to make any payment pursuant to this Section 2 when it is due shall result in Purchaser’s immediate default (Verzug), without any notice by Sellers being required. The rate for default interest shall amount to 7 % p.a.

(c)                                  Purchaser shall not be entitled to exercise any right of set-off or retention right with respect to its payment obligations pursuant to this Section 2.

Section 3
Funding Commitment

Avaya hereby irrevocably undertakes to provide Purchaser as soon as any payment obligation of Purchaser becomes due under this Agreement, latest on the Closing Date with liquid funds in an amount of USD 370,470,000 plus any additional funds required by Purchaser to cover costs, expenses and other obligations so that Purchaser will be able to duly pay the Purchase Price and fulfil all other payment obligations arising under this Agreement when due in accordance with this Agreement. Avaya may determine whether Purchaser shall account such payment as equity contribution or shareholder loan, provided that Purchaser’s claim to receive the funds shall not be affected thereby. Avaya in particular waives its termination right under Section 490 German Civil Code and any other defences it may have against its obligation under this Section 3 and agrees that it will not raise any arguments or defences against Purchaser’s obligation to make a payment under this Agreement if it, in relation between Purchaser and Seller, should have been adjudicated in accordance with Section 9.8 (b) or expressly agreed between Sellers and Purchaser that Purchaser is obliged to make any such payment.

Section 4
Closing

4.1                              Place and Time of Closing

The consummation of the transactions contemplated by this Agreement (the “Transaction”), as set forth in Section 4.4 below (the “Closing”), shall take place at the offices of Weil, Gotshal & Manges LLP in Frankfurt am Main, Germany at 10 a.m. on the second Business Day after the day on which the conditions set forth in Section 4.2(a)(i), (ii) and (x) below are met or at any other time or place as the Seller and Purchaser may mutually agree. The date on which the Closing is completed is referred to herein as the “Closing Date”.

4.2                              Conditions to Closing

(a)                                  The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction of all of the following conditions precedent:

(i)                                       The Closing shall be permissible pursuant to the merger control clearance requirements in the following jurisdictions where a filing and pre-closing clearance or waiver or lapse of waiting periods by the national merger control authority is legally required: Germany, Austria and Poland.

(ii)                                 No enforceable judgment, preliminary or permanent injunction, order or decree by any court or arbitral tribunal, administrative agency or commission or governmental or other regulatory authority, commission or agency (a “Governmental Entity”) shall prohibit the consummation of the Closing.

(iii)                              None of the Parties has validly terminated this Agreement in accordance with Sections 4.5 and 8.2.

(iv)                             No Material Adverse Change has occurred with respect to the Group between the date hereof and the Closing Date. The term “Material Adverse Change”means any change, event, occurrence or state of facts which has had, has, or could reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole (other than any change, event, occurrence or state of facts (aa) relating to the economy in general, (bb) relating to the industry in which the Company and the Subsidiaries operate in general, (cc) resulting from matters disclosed in accordance with this Agreement or facts Purchaser or its representatives or advisors have positive knowledge of on the date hereof, or (dd) resulting from the announcement or the existence of this Agreement or the Transaction), or (ii) a Seller’s ability to, in a timely manner, perform its obligations under this Agreement in all material respects, provided that Sellers have not cured (by themselves or others) such material adverse effect under (i) and/or (ii) within a reasonable period of time.

(v)                                The representations of Sellers shall be true and correct, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations expressly are given as of an earlier date (in which case such representations shall be true and correct, on and as of such earlier date), provided this condition will be deemed to be met unless: (i) the breach of such representations has not been cured within a reasonable period of time, (ii) Purchaser and its representatives and advisors do not have positive knowledge of the underlying facts giving rise to the breach of such representations as of the date hereof, (iii) the underlying facts giving rise to the breach of such representations have not been disclosed to Purchaser or its representatives or advisers in accordance with this Agreement, (iv) the breach of such representations does not result from any action taken after the date hereof which is permissible in accordance with Section 7.1. hereof, and (v) the breach of such representations has had, or could reasonably be expected to have, a Material Adverse Effect (as defined in Section 5).

(vi)                             Sellers shall have performed and complied in all material respects with all obligations, covenants and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, provided any breach thereof has not been cured within a reasonable period of time after Purchaser has requested in writing to cure such breach, latest within 10 Business Days after all other conditions precedent for Closing have been satisfied, provided further that this Section 4.2(a)(vi) does not apply to obligations, covenants and agreements set forth in Section 7.11, which shall be covered by Section 4.2.(a)(x) below.

(vii)                          Purchaser shall have received a certificate signed by an executive officer of each of Seller 1 and Seller 2 , dated the Closing Date, to the effect that each of the conditions specified above in Sections 4.2 (iv) to (vi) above have been satisfied in all respects.

(viii)                       The representations of Purchaser shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations expressly are given as of an earlier date (in which case such representations shall be true and correct in all material respects, on and as of such earlier date), provided this condition will be deemed to be met unless the breach of such representations has not been cured within a reasonable period of time.

(ix)                               Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date.

(x)                                  the Company shall have provided to Purchaser the Tenovis Group Financial Statements, the US GAAS Financial Statements and the Narrative Description (each as defined in Section 7.11), unless the Parties agree, acting reasonably and in good faith, that all or some of such documents are not required under the U.S. Securities Exchange Act of 1934, as amended, to be included in a Current Report on Form 8 K filed by Avaya with respect to the acquisition of the Company.

(b)                                 To the extent permitted by applicable law, the Parties may waive any conditions to Closing, it being understood that the conditions relating to the truth and correctness of representations of Sellers or the compliance with obligations, covenants and agreements of Sellers required in this Agreement can only be waived by Purchaser and that the conditions relating to the truth and correctness of representations of Purchaser or the compliance with obligations and agreements of Purchaser required in this Agreement can only be waived by Sellers. Any conditions to Closing shall be deemed to be waived upon completion of the Closing, as set forth in Sections 4.1 and 4.4 below.

4.3                              Merger Control Proceedings; Other Regulatory Requirements

(a)                                  Avaya and Purchaser (and Sellers, to the extent any filing cannot be made by Purchaser on behalf of Sellers under applicable law) shall ensure that any filings necessary in connection with any merger control clearance referred to in Section 4.2 (a) (i) and in Brazil, and any other filings with, or notifications to, any Governmental Entity required in connection with this Agreement will be made without undue delay after the date hereof. Except for any SEC filings, any filings made by Purchaser shall require the prior written consent of Sellers which shall not be unreasonably withheld. Those parts of SEC filings that relate or refer to Sellers, the Transaction or, if to be filed prior to Closing, the Business shall be submitted in draft form to Sellers reasonably in advance and Sellers shall have the opportunity to comment thereon before filing thereof.

(b)                                 In order to obtain all requisite approvals for the Transaction under merger control laws, Purchaser, Avaya and Sellers shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (iii) promptly provide each other with copies of any written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding and (iv) give each other and their respective advisors the opportunity to participate in all meetings and conferences with any competent authority.

(c)                                  Upon Sellers’ request, Purchaser and Avaya shall offer, consent, and comply with, any obligations or conditions (Auflagen und Bedingungen) or other agreements required by any competent merger control authority as a condition to the clearance of the Transaction unless this would be regarded as unreasonable in light of the value of the overall transaction by a prudent businessman. For the avoidance of doubt, nothing in this Section 4.3 shall create an obligation for Purchaser, Avaya or its Affiliates to dispose of any business, subsidiary, participation or any asset or to comply with any obligations or conditions having a value in excess of EUR 20 million in the aggregate which is deemed to be regarded as reasonable in light of the value of the overall transaction by a prudent businessman. The disposing member of the Group shall be entitled to any proceeds from any disposal under this Section 4.3 (c).

(d)                                 With respect to the conditions to Closing set forth in Section 4.2 (a), if the consummation of the Closing is prohibited by any Governmental Entity, upon either Party’s request, the Parties shall contest such decision and use all other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable. The Parties shall, however, not be under an obligation to litigate the matter before a court.

(e)                                  If and to the extent the merger control clearance has been obtained in Germany and Austria, but the transaction has not been cleared under the laws of Poland due to still pending merger control proceedings, the transfer of the Sold Shares to be performed on the Closing Date shall be performed to the maximum extent legally possible. Purchaser shall agree to all appropriate measures, including “hold separate” arrangements for individual entities of the Group, so that such companies can be exempted for the time being (until consummation is permitted) from consummation and Closing can occur. If the respective requirements are not met within three months after the approvals pursuant to Section 4.2 (a) have been obtained, Sellers as well as Purchaser may request a sale of the concerned shares of the aforementioned companies which sale shall be effected for the account of Purchaser and to the extent legally permissible in accordance with the instructions reasonably given by Purchaser. The foregoing shall not further delay the Closing Date nor affect the obligation of Purchaser to pay the full amount of the Purchase Price at the Closing Date.

(f)                                    Purchaser may not request any adjustment of the Purchase Price or other amendment of this Agreement as a result of any divestiture or other action pursuant to Section 4.3.

4.4                              Actions on the Closing Date

On the Closing Date, the Parties shall take, or cause to be taken, the following actions, which shall be taken simultaneously (Zug um Zug):

(a)                                  KKR Sellers shall deliver to Purchaser written resignations (or resolutions validly revoking the appointment) of representatives on the supervisory boards or shareholder committees of the Companies other than employee representatives and managing directors and employees of the Companies listed in Section 7.3 (as amended);

(b)                                 execution by Sellers and Purchaser of a share transfer agreement regarding the Sold Shares, substantially in the form as attached hereto as Exhibit 4.4 (b); and

(c)                                  payment of the Purchase Price in accordance with Section 2.2.

4.5                              Termination

If the conditions precedent pursuant to Section 4.2 have not been fulfilled or validly waived and Closing has not occurred by 6 months from the filing of the application to the German cartel authorities (which shall be filed on or as soon as possible after the date hereof), each Party shall be entitled to terminate (zurücktreten) this Agreement by giving written notice to the other Party. Upon termination of this Agreement, all rights and obligations of all Parties hereunder shall terminate without any liability of any Party to any other Party (other than for breach of this Agreement prior to such termination), provided, however, that the confidentiality agreement between the Company and Avaya Inc. dated 28 June 2003 as amended by amendment to the confidentiality agreement dated 29 April 2004 (the “Confidentiality Agreement”) shall remain in full force and effect.

Section 5
Representations of Sellers

Each of Seller 1, Seller 2 and Seller 3 hereby represents to Purchaser in the form of an independent undertaking (Section 311 of the German Civil Code) that, except as set forth in any of Schedules 5.1 – 5.18 of the Disclosure Letter delivered concurrently with this Agreement and attached to this Agreement as Exhibit 5 (the “Disclosure Schedule”), whereby any disclosure made under any of the Schedules 5.1 – 5.18 of the Disclosure Schedule shall be specifically made only with respect to the subsection of this Section 5 under which the disclosure is explicitly set forth and shall not apply to any other subsection thereof, the statements set forth in this Section 5 are true and correct as of the date hereof and will be true and correct as of the Closing Date, provided, however, that (i) representations which are expressly made as of a specific date shall be true and correct only as of such date and (ii) representations which are subject to Sellers’ Knowledge (as defined below) shall be true and correct only as of the date hereof. The scope and content of each representation of each of Seller 1, Seller 2 and Seller 3 contained in this Section 5 as well as Seller 1’s, Seller 2’s and Seller 3’s liability arising thereunder shall be exclusively defined by the provisions of this Agreement (in particular the limitations on Purchaser’s rights and remedies set forth in Section 8 below), which shall be an integral part of the representations of each of Seller 1, Seller 2 and Seller 3, and no representation of either of Seller 1, Seller 2 and Seller 3 shall be construed as a seller’s guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 of the German Civil Code.

For the purpose of this Agreement, “Sellers’ Knowledge” means the actual knowledge (positive Kenntnis) after due inquiry, as of the date hereof, of Messrs. Edward Gilhuly, Johannes Huth, Oliver Haarmann, Justin Reizes, David Winn, Christoph Schmidt-Wolf, Wolfgang Esau, Michael Weiss, Andreas von Meyer zu Knonow, Christian von Reventlow, Lutz Geissler, Thom Matthiessen, Beate Jung, Stephan Lang, Walter Becvar and D. Waardenburg.

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, results of operations or business operations of the Group, taken as a whole, but excluding any change or effect arising out of (i) general economic conditions (including changes in interest rates, exchange rates, commodity prices or other general developments of capital markets) or conditions affecting companies generally in the industries in which the Group operates, (ii) changes in laws, regulations or accounting practices or interpretations thereof or (iii) disruptions to any business of the Group attributable to the announcement or the existence of this Agreement or the Transaction.

5.1                              Legal Organization of Sellers and the Group

(a)                                  Each of the KKR Sellers is a limited partnership, duly formed and validly existing under Alberta law.

Seller 3 is a limited liability company, duly incorporated and validly existing under German law.

(b)                                 The statements in Recital No. 1 regarding the share capital, the split of the share capital in shares and the legal ownership of such shares are true and correct.

(c)                                  The Company is a limited liability company duly organized, validly existing and in good standing under German law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business as a foreign corporation, and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Each of the Subsidiaries referred to in Exhibit R.2 is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate powers to conduct its business as presently conducted, except as disclosed in Exhibit R.2. Exhibit R.2 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or formed, the share capital, the names of all shareholders or other equity owners and the number of shares owned by each minority shareholder or the amount of equity owned by each minority equity owner.

(e)                                  Except as disclosed in Schedule 5.1 (e), each Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect;  each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.

(f)                                    None of the Companies holds any material interest in any company or other entity other than set forth in Exhibit R.2.

(g)                                 Except as disclosed in Schedule 5.1 (g), none of the Companies is a party to any agreement which would permit any third party (other than any entity of the

Group) to control such company or obligate it to transfer its profits to any such third party.

(h)                                 Schedule 5.1 (h) contains a true and correct list of the articles of association and limited partnership agreements, as the case may be, (as presently in effect) of the Company and each Subsidiary in which any third party (other than any entity of the Group) holds any share or interest. True and complete copies of such documents have been disclosed to Purchaser prior to the date of this Agreement. Except as disclosed in Schedule 5.1 (h), as of the date hereof, all shareholder resolutions to be registered have been duly registered with the commercial register of the Company and there are no pending registration proceedings concerning the Company.

(i)                                     Schedule 5.1 (i) lists all enterprise agreements (Unternehmensverträge) entered into by any of the Companies.

(j)                                     No bankruptcy or insolvency proceedings are pending with respect to any of the Companies.

(k)                                  The Company (including all corporations in which it holds 50% or more of the voting stock and unincorporated entities in which it is entitled to 50% or more of the profits or 50% or more of the assets upon dissolution) (i) does not hold assets located in the U.S. valued in the aggregate in excess of USD 50 million and (ii) did not have sales in or into the U.S. in its last completed fiscal year valued in the aggregate in excess of USD 50 million.

(l)                                     The Companies keep books of accounts as required by applicable law.

5.2                              Ownership of Sold Shares

(a)                                  The Sold Shares are duly authorized and validly issued. Sellers are the sole and unrestricted owner of the Sold Shares.

(b)                                 Subject to rights of KKR Sellers under the Participation Agreement (which will not be binding on the Purchaser upon completion of the Transaction), the Sold Shares are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Sold Shares.

(c)                                  The Sold Shares are fully paid, not repaid and non-assessable (i.e. there is no shareholder obligation to make an additional capital contribution).

(d)                                 There is no option, warrant, call or other right to which any of the Sellers or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer (other than to Purchaser) of any shares or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares or other equity securities of the Company.  None of the Sellers or the Company is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of shares of the Company except for the Participation Agreement and related trust agreements between Seller 3 and participants of the management equity program.

5.3                              Authorization of Sellers; Consents of Third Parties

(a)                                  Subject to the approvals referred to in Section 4.2 (a), the execution and performance by Sellers of this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the Transaction (the “Seller Documents”) are within Sellers’ corporate powers, do not violate the articles of association or by-laws of Sellers, the Company or any Subsidiary or the Participation Agreement and have been, or, in case of Seller Documents, will be at or prior to the Closing duly authorized by all necessary corporate action on the part of Sellers.

(b)                                 Assuming compliance with any applicable requirements under merger control laws as set forth in Section 4.2 and all necessary corporate action on the part of Sellers, the execution and performance of this Agreement and the Seller Documents by Sellers require no approval or consent by any Governmental Entity or any other third party and do not violate any applicable law or decision by any Governmental Entity binding on Sellers.

(c)                                  This Agreement has been, and the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Sellers Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)                                 As of the date hereof, there is no lawsuit, investigation or proceeding pending or threatened in writing against Sellers before any Governmental Entity which in any manner challenges or seeks to prevent, alter or materially delay the Transaction.

(e)                                  The Participation Agreement does not limit the power and authority to sell, transfer and assign the Sold Shares to Purchaser.

5.4                              Financial Statements

Sellers have delivered to Purchaser copies of (i) the consolidated financial statements of the Tenovis Group as of 31 December 2003 and 2002 (as audited by Deloitte & Touche who have rendered an unqualified audit opinion (Testat) thereon) including the related audited consolidated statements of income and of cash flows of the Tenovis Group and (ii) the unaudited consolidated financial statements of the Tenovis Group as of 30 June 2004 including the related unaudited consolidated statements of income and of cash flows of the Tenovis Group for the six month period then ended as attached as Exhibit 5.4 ((i) and (ii) collectively the “Reference Financial Statements”). The Reference Financial Statements have been prepared in accordance with generally accepted accounting principles as applied in Germany (“German GAAP”), on a basis consistent with those used in the preparation of the relevant financial statements for the preceding financial year or period (unless otherwise disclosed in the notes to the Reference Financial Statements), and fairly present, in accordance with such principles and based on the facts known by the Company’s management at the respective date of the auditor’s signature, and, with respect to the financial statements as of 30 June 2004, the completion of the preparation, in all material respects, the consolidated financial position, results of operations and cash flows of the Group (taken as a whole, but excluding the unconsolidated subsidiaries listed in Section 2 of Exhibit R.2) as of the dates, and for the periods indicated (subject, in the case of the unaudited consolidated financial statements of the Tenovis Group as of 30 June 2004 and the related unaudited consolidated statements of income and of cash flows of the Tenovis Group, to normal year-end audit adjustments).

5.5                              Title to Assets; Encumbrances

(a)                                  The shares in the Subsidiaries are duly authorized, validly issued, fully paid, not repaid, non-assessable and are owned as set forth in Exhibit R.2.  They are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of such shares, in each case except for rights provided under statutory law or as disclosed in Schedule 5.5 (a). Except as disclosed in Schedule 5.5 (a), there is no existing option, warrant, call or other right to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares or other equity interests of any Subsidiary or other securities convertible into shares or other equity interests of any Subsidiary.

(b)                                 Schedule 5.5 (b) sets forth a complete list of (i) all real property owned by any of the Companies as of the date hereof (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by any of the Companies as of the date hereof as lessee or lessor providing for monthly net lease payments of more than EUR 2,000 other than leases in connection with outsourcing contracts (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). Except as set forth in Schedule 5.5 (b) and subject to encumbrances pursuant to Section 5.5(d) below, the Companies have good and valid title to, or, in the case of Real Property Leases providing for monthly net lease payments of more than EUR 20,000, valid leasehold interests in, all Company Properties.

(c)                                  The Companies have, subject to encumbrances pursuant to Section 5.5 (d), good and valid title to all tangible fixed (non-real estate) property of the Companies to be accounted for as tangible fixed assets (other than real property) under German GAAP required for the conduct of the Business as currently conducted. Schedule 5.5 (c) sets forth all leases of (non-real estate) property of the Companies involving annual payments in excess of EUR 200,000 relating to tangible fixed (non-real estate) property used in the business of any of the Companies or to which any of the Companies is a party or by which such tangible (non-real estate) properties or assets of any of the Companies are bound other than relating to customer contracts, except for lease agreements with equipment suppliers.

(d)                                 The Owned Properties and the material tangible fixed assets owned by the Companies are not encumbered with any liens, pledges, mortgages, charges or other security interests or encumbrances in favor of any third party, except for (i) retention of title rights, liens, pledges or other security rights in favor of suppliers, mechanics, workmen, carriers and the like in the ordinary course of business, (ii) security rights granted to banks and other financial institutions over cash and other assets deposited with such banks or financial institutions, (iii) security rights granted to banks and other financial institutions with respect to financial debt reflected in the Reference Financial Statements, (iv) encumbrances or rights of third parties created under applicable law, including pledges and other security rights in favor of tax authorities or other governmental entities, (v) easements and similar rights in real property which do not materially impair any of the Companies’ ability to conduct its business as presently conducted, (vi) security rights granted in connection with Project Amazon (as defined below) and (vii) the liens, pledges, other rights and encumbrances listed in Schedule 5.5 (d).

(e)                                  None of the Sellers nor any of their respective Affiliates (other than the Group) own any assets (whether tangible or intangible) which are necessary for or used in the conduct of the Group’s business as presently conducted (disregarding the Transaction or any intentions of Purchaser).

(f)                                    Except as disclosed in Schedule 5.5 (f), none of the Companies has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any material structural or other repairs or alterations to such Company Property.

5.6                              Intellectual Property Rights

(a)                                  Schedule 5.6 contains a list of all intellectual property rights which are owned by and registered on behalf of any of the Companies and are material for the continuation of the business of the Group (taken as a whole) as presently conducted (the “Intellectual Property Rights”) specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right and (iii) the jurisdictions in which such Intellectual Property Right has been registered, or in which an application for such issuance or registration has been filed, and the registration or application numbers.

(b)                                 Except as set forth in Schedule 5.6, (i) the Companies have paid all registration fees to the extent necessary to validly maintain all registrations with any regulatory authorities with respect to the Intellectual Property Rights and (ii) none of the Companies has granted an exclusive license with respect to any Intellectual Property Right to any third party (other than any entity of the Group).

(c)                                  Except as set forth in Schedule 5.6, as of the date hereof, none of the Intellectual Property Rights is subject to any outstanding judgment, injunction, order or decree issued against any Company which materially restricts the use thereof by it or, to Sellers’ Knowledge, materially infringes, violates or constitutes an unauthorized use or misappropriation of any intellectual property rights of any third party and no third party has challenged any Intellectual Property Right in writing towards any of the Companies. Except as set forth in Schedule 5.6, to Sellers’ Knowledge, no third party is materially infringing, violating, misusing or misappropriating any Intellectual Property Rights and no such claims have been made against any third party by any of the Companies.

(d)                                 Schedule 5.6 sets forth a complete and accurate list of all agreements to which any of the Companies is a party (i) granting any material licences to Intellectual Property Rights to third parties, (ii) containing a covenant not to compete or otherwise materially limiting its ability to use or exploit fully any of the Intellectual Property Rights or (iii) containing an agreement to indemnify any other person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property Rights outside the ordinary course of business.

(e)                                  Schedule 5.6 sets forth a complete and accurate list of all intellectual property rights licensed to the Company, which are material for the continuation of the business of the Group (taken as a whole) as presently conducted, as well as the contractual annual amount of royalties or other annual contractual consideration. Except as disclosed in Schedule 5.6, these licenses are in full force and effect and, except as disclosed in Schedule 5.6, Sellers have no reason to believe that such licenses will be terminated as a consequence of the implementation of this transaction or are terminated as of the date hereof. The Sellers have disclosed to Purchaser correct and complete copies of each license listed in Schedule 5.6, together with all amendments, modifications or supplements thereto. Except as set forth in Schedule 5.6 (e), neither the Company nor any Subsidiary is in material default under any such intellectual property license, nor is, to Sellers’ Knowledge, any other party in default thereunder.

5.7                              Governmental Permits; Compliance with Laws

(a)                                  Except as disclosed in Schedule 5.7 (a), the Companies have all governmental permits, licenses, authorizations and consents (other than those required by or relating to any environmental matters, which are exclusively dealt with in Section 5.14) which are required by them in order to operate their businesses as presently conducted and are material for the conduct of the Business (the “Governmental Permits”). To Sellers’ Knowledge, no Governmental Permit has been cancelled or revoked by any competent authority and none of the Companies has received any written notice by any such authority that it intends to cancel or revoke any Governmental Permit.

(b)                                 The business of each of the Companies is conducted, in all material respects, in compliance with applicable laws and all Governmental Permits in each case as in effect, enforced and interpreted on the date hereof (other than those relating to product liability, tax matters or environmental matters, to which exclusively Sections 5.12, 5.13 and 5.14 shall apply), except as disclosed in Schedule 5.7 (b).

5.8                              Litigation; Disputes

Except as disclosed in Schedule 5.8, as of the date hereof, no lawsuit or other proceeding is pending against any of the Companies before any court, arbitrator or governmental authority involving an amount in excess of EUR 1,000,000 (excluding costs and fees) and no such lawsuit or proceeding has been threatened against any of the Companies in writing. Except as disclosed in Schedule 5.8, as of the date hereof, none of the Companies is subject to any decision by a court or governmental authority that materially limits its ability to operate its business in the ordinary course and no such decision has been threatened against any of the Companies in writing.

5.9                              Employee and Labor Matters

(a)                                  Except as disclosed in Schedule 5.9 (a), as of the date hereof none of the Companies is experiencing (i) any strike or lockout of its employees and no such strike or lockout has been threatened to any of the Companies in writing or (ii) any lawsuit or dispute with any union, workers’ council or other body of employee representatives pending before any court, governmental authority or arbitrator (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)) and relating to labor relations or employment matters of a general nature (including lay-offs, restructurings or general working conditions).

(b)           Schedule 5.9 (b) sets forth a complete list of all still valid collective bargaining and shop agreements entered into by any of the Companies after 1 April 2000 and those collective bargaining and shop agreements entered into by any of the Companies before such date, which have a material impact on the Business, setting forth in particular the parties, date of signing and subject matter.

(c)           Schedule 5.9 (c) sets forth the status of implementation, as of the date hereof, of the various ongoing restructuring programs and the reconciliation of interests and social compensation plans of the Company and the Subsidiaries, including the “Project Atlas” of beginning of 2003 and the reconciliation of interests and social compensation plans dated 12 June 2003 and 10 March 2004.

(d)                                 Schedule 5.9 (d) lists all memberships of any of the Companies in employers’ associations.

(e)                                  Schedule 5.9 (e) sets forth certain employees of the Companies (the “Key Employees”) and a correct and complete list of all employment contracts with such Key Employees. As of the date hereof, the employment contracts listed in Schedule 5.9 (e) are in full force and effect. To Sellers’ Knowledge, there exist no reasons or circumstances not mentioned in the respective employment agreements which would justify an extraordinary termination of any of these employment contracts true and complete copies of which have been disclosed to the Purchaser prior to the date hereof.

(f)                                    Schedule 5.9 (f) sets forth a complete list of all general pension, early retirement and old-age part-time arrangements and all other arrangements as defined in Section 1 of the German Act regarding Improvement of Company Pension Scheme (Gesetz zur Verbesserung der betrieblichen Altersversorgung) of or applicable to the Company or any of the Subsidiaries (including those based on unilateral company decision (Gesamtzusage), or company practice, but other than any individual arrangement (Einzelzusagen)), which require ongoing funding by any of the Companies (together “Company Plans” and each of them a “Company Plan”). There exist no reasons or circumstances under which the Company or any of its Subsidiaries would be required to fund the company plan dated 18 November 1999 (Kapitalvorsorgeplan) beyond 31 December 2006.

(g)                                 Except as disclosed in Schedule 5.9 (g) or required under applicable law, none of the Companies has entered into any individual agreement in favor of Key Employees providing for pension, early retirement and old-age part-time benefits to be funded by any of the Companies in excess of what is required under applicable law. Unfunded pension obligations for pension liablities resulting from individual arrangements (Einzelzusagen) to current and former employees other than Key Employees as calculated in accordance with German GAAP do not, as of today, exceed an amount of EUR 300,000.

(h)                                 As of today there are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans (other than routine benefit claims).

(i)                                     Except as disclosed in Schedule 5.9 (i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment of the Companies becoming due to any Key Employee, (ii) increase any benefits otherwise payable by any of the Companies under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.

(j)                                     Neither the Company nor any of the Subsidiaries is bound by any contract, plan or commitment to create any additional Company Plan or to modify any existing Company Plan.

(k)                                  The Company and its Subsidiaries have complied in all material respects with any law applicable to the relationship with employees, hired workers (Leiharbeiter), consultants, agents and freelancers.

5.10                       Material Agreements

(a)                                  Except for the agreements listed in Schedule 5.10  (the “Material Agreements”) and (ii) any agreements required to be disclosed pursuant to any other provision of this Agreement, as of today, none of the Companies is a party to any of the following written agreements, provided that any primary contractual obligation (Hauptleistungspflicht) thereunder has not yet been fulfilled:

(1)                                 agreements relating to the acquisition or sale of interests in other companies, businesses or real estate providing, in each case, for a consideration of EUR 1,000,000 or more;

(2)                                 joint venture, strategic alliance as well as partnership or shareholder agreements, except for the constitutional corporate agreements of entities listed in Exhibit R2 and agreements which do not adversely affect the conduct of the Business, obliges any Company to conduct any other business or diminishes the value of the Business;

(3)                                 rental and lease agreements relating to real estate which, individually, provide for annual payments of EUR 1,000,000 or more;

(4)                                 loan agreements (other than trade credit in the ordinary course of business and loans under Project Amazon or relating to any intercompany debt towards any entity of the Group), bonds, notes or any other instruments of debt issued by any of the Companies with an outstanding amount in excess of EUR 100,000 in an individual case; the aggregate outstanding amount of all loan agreements of such type with an outstanding amount of less than EUR 100,000 in an individual case not listed in Schedule 5.10 does not exceed EUR 1,000,000;

(5)                                 guarantees, indemnities and suretyships issued by any of the Companies for any financial debt of any third party (other than any entity of the Group) with an outstanding amount at risk in excess of EUR 100,000 in an individual case; the aggregate outstanding amount at risk of all such guarantees, indemnities and suretyships with an outstanding amount at risk of less than EUR 100,000 in an individual case not listed in Schedule 5.10 does not exceed EUR 1,000,000;

(6)                                 any agreement (excluding customary territorial restrictions in supplier or reseller or other sales intermediary agreements) that materially limits the freedom of the Group (taken as a whole) to compete in any line of business or with any third party;

(7)                                 material agreements with Sellers or their Affiliates (other than any of the Companies), other than (i) in connection with commercial transactions made in the ordinary course of the Companies’ businesses or (ii) terminating on or prior to Closing;

(8)                                 agreements with employees of any of the Companies providing for severance, retention, change in control or other similar payments in excess of EUR 100,000 in each case;

(9)                                 manufacturing agreements and/or other manufacturing outsourcing agreements which are material for the Business;

(10)                           agreements or commitments not made at arm’s length in the ordinary course of business which have, or would reasonably be expected to have, a Material Adverse Effect.

(b)                                 As of the date hereof, except as disclosed in Schedule 5.10, (i) no written notice of termination has been given with respect to any Material Agreement, and (ii) neither any of the Companies nor, to Sellers’ Knowledge, any third party to any Material Agreement is in material default or material breach under any such agreement.

5.11                       Insurance Coverage

(a)                                  Schedule 5.11 contains a true and complete list of all material insurance policies relating to the assets, business or operations of the Companies. Subject to Section 7.9, all such policies are in full force and effect and to Sellers’ Knowledge there are no claims exceeding EUR 50,000 in an individual case by any of the Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.

(b)                                 Except as set forth on Schedule 5.11, the insurance policies provide for coverage sufficient to cover the business of the Companies in an amount customary in their industry in the respective country. Except as set forth on Schedule 5.11, to Sellers’ Knowledge, no event relating to the Company or any of the Subsidiaries has occurred prior to the date of this Agreement which could reasonably be expected to result in a material retroactive upward adjustment in premiums under such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.

(c)                                  No failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information has occurred, which materially limits or impairs the rights of the Company or any of the Subsidiaries under any such insurance policies in the period after the Closing Date.

5.12                       Product Liability

Except as disclosed in Schedule 5.12, as of the date hereof,

(a)                                  no product liability claims relating to personal injury have been asserted against any of the Companies;

(b)                                 none of the Companies has received over the last three years any written order from any governmental authority to recall any of the products manufactured and delivered by it;

(c)                                  to Sellers’ Knowledge, neither the Company nor any of the Subsidiaries has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability of any of the Companies or liability for breach of warranty of any of the Companies not covered by insurance exceeding the provision in the Reference Financial Statements by more than EUR 500,000 with respect to product liability claims or EUR 100,000 with respect to warranty claims in an individual case on the part of the Company or any of the Subsidiaries which go in aggregate beyond the levels of previous years with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

5.13                       Taxes

As of the date hereof and except as disclosed in Schedule 5.13,

(a)                                  all Tax Returns required to be filed with any taxing authority with respect to any Tax assessment period (e.g. Veranlagungszeitraum under German tax laws) ending on or before the Closing Date by or on behalf of any of the Companies were filed (taking into account any grace periods granted by a Tax authority) when due or, for the period between the date hereof and the Closing Date, shall be filed when due;

(b)                                 none of the Companies is involved in any extraordinary Tax audit or investigation (other than regular Tax audits in the normal course of business) relating to any Tax assessment period ending on or before the date hereof. To Sellers’ Knowledge, none of the companies has received any written notification that any taxing authority intends to conduct an extraordinary Tax audit or investigation of any of the Companies;

(c)                                  all Taxes which relate to any of the Companies for any Tax assessment period ending on or prior to the date hereof, (i) which have been assessed or claimed by Tax authorities or (ii) which become payable without such assessment or claim, were fully (in case of Taxes of the kind described in (ii) before, based on the Companies’ fair assessment) paid if and when due or have been properly accrued for in the Reference Financial Statements in accordance with German GAAP, and for the period between the date hereof and the Closing Date, shall be paid if and when due accordingly;

(d)                                 the Companies have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and have, subject to and in accordance with lit. (c) above, duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws; and

(e)                                  neither the Company nor any non-U.S. Subsidiaries has or was required to file any United States Tax Returns, has made any Tax elections for U.S. Tax purposes or has any “investment in United States property” within the meaning of Section 956 of the Code (other than interests in Tenovis Corp.).

“Tax” means any tax (Steuer) within the meaning of Section 3 of the German Tax Code (AO) or equivalent or similar tax under the laws of any other jurisdiction (including any withholding on amounts paid to or by any person), together with any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

5.14                       Environmental

Except as disclosed in Schedule 5.14,

(a)                                  none of the Companies has received since 1 April 2000 any written notice or order from any governmental authority, and no administrative or governmental action, suit, investigation or proceeding is pending and has been asserted in writing against any of the Companies which alleges that it is violating any Environmental Law or any environmental permit in any material respects;

(b)                                each of the Companies has obtained all permits required for its operations (as presently conducted) in accordance with all applicable Environmental Laws and is in compliance with the terms of such permits;

(c)                                 the operations of the Companies are and have been in compliance with all binding orders of any governmental authority under any applicable Environmental Law which compliance includes obtaining, maintaining and complying with all environmental permits and no action or proceeding is pending or, to Sellers’ Knowledge, threatened to revoke, suspend, modify or terminate any such environmental permit, and, as of the date hereof, the Companies have not received any written notification from governmental authorities or neighbours stating facts, circumstances or conditions which currently exist that could adversely affect such continued compliance with any Environmental Law and environmental permits which require capital expenditures beyond those mentioned in Schedule 5.14 to achieve or maintain such continued compliance with such Environmental Law and environmental permits;

(d)                                as of today there are no investigations of the business, operations or currently owned, operated or, to Sellers’ Knowledge, leased property of the Company or any of the Subsidiaries pending or, to the Sellers’ Knowledge, threatened which will or are likely to result in any order causing any Environmental Loss;

(e)                                 Sellers have provided Purchaser with all environmental reports prepared by environmental experts since 1 April 2000 for Sellers or the Companies relating to premises owned or leased by any of the Companies and except as specifically disclosed therein, there are no contractual obligations with respect to environmental indemnities and liabilities regarding real property sold since 1 April 2000 by the Companies other than those disclosed in Schedule 5.14.

“Environmental Contamination” means any pollutants, contaminants or other Hazardous Materials (as defined below) that are existing in the soil, groundwater or surface water and are required to be cleaned up or contained pursuant to any Environmental Law (as defined below) applicable at the location of the relevant property;

“Environmental Law” means any law or regulation imposing liability, or standards of conduct, for the protection of the environment or the use, handling, generation, manufacturing, storage or disposal of Hazardous Materials, in each case as in effect on the date hereof and as enforced and interpreted by the competent authorities on the date hereof.

“Environmental Loss” means any loss arising from any matter relating to the pollution, contamination or protection of the environment, limited, however, to costs and expenses incurred after the Closing Date and necessary in order to remedy any Environmental Contamination or otherwise comply with any Environmental Law and excluding any costs and expenses relating to routine maintenance or clean-up operations in the ordinary course of business or to investigation measures;

“Hazardous Materials” means dangerous substances as defined in Article 2 para (2) of the European Community Council Directive 67/548 EEC, as amended until the date hereof;

5.15                       Finders’ Fees; Relation to Banks

(a)                                 None of the Companies has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the consummation of the Transaction.

(b)                                Schedule 5.15 (b) contains a complete and correct list of the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes.

5.16                       Conduct of Business since 1 July 2004

Except as disclosed in Schedule 5.16 and except for the Transaction or any facts or events disclosed in this Agreement, in the period between 1 July 2004 and the date hereof there has not been:

(a)                                  any recapitalization or reorganization which materially changes the corporate structure of the Group; any merger or similar business combination between any of the Companies and any third party (other than any of the Companies);

(b)                                 any declaration, setting aside or payment of dividends or other distribution by any of the Companies to any of the Sellers (other than the repayment of shareholder loans or other payments under agreements between a Seller and any of the Companies) or repurchase, redemption or other acquisition by any of the Companies of any outstanding shares of the capital stock or other securities of, or other ownership interest in, any of the Companies;

(c)                                  any divestiture by any of the Companies of a shareholding or business;

(d)                                 any incurrence or guarantee by any of the Companies of any indebtedness for borrowed money other than indebtedness incurred from any of the Companies or the Sellers or incurred in the ordinary course of business and in amounts and on terms consistent with past practice;

(e)                                  any material assets of any of the Companies (i) mortgaged, pledged or subjected to any liens or encumbrances, or (ii) acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of, except for any assets used in the context of agreements with customers and, in the case of clause (ii), except for any assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;

(f)                                    any material debt, claim, agreement or other right towards a third party canceled or compromised or amended, canceled, terminated, relinquished, waived or released by any of the Companies except in the ordinary course of business which has had, or would reasonably expected to have, a Material Adverse Effect;

(g)                                 any investment by any of the Companies in, or the making of any loan (other than trade credit in the ordinary course of business) to, any other company or entity (other than any entity of the Group);

(h)                                 any capital expenditure other than any investments in rented or outsourced telephony equipment by any of the Companies by additions or improvements to property, plant or equipment exceeding the capital expenditure budget disclosed to Purchaser prior to the date hereof for the period from 1 January 2004 until the date hereof by more than EUR 2,000,000;

(i)                                     the granting of any license or sublicense of any rights under or with respect to any Intellectual Property Rights by any of the Companies except in the ordinary course of business;

(j)                                     any change in general bonus schemes and deferred compensation plans applicable to the workforce of the Group or any change in any compensation or benefit of any Key Employee pursuant to any severance or retirement plan or agreement by any of the Companies other than in the ordinary course of business or as and to the extent required by applicable law or any collective bargaining agreements and not consistent with past practice;

(k)                                  any material change by any of the Companies in accounting or Tax reporting principles, methods or policies affecting the annual result of the Group;

(l)                                     any material election or rescission of any election relating to Taxes or any settlement or compromise of any material claim relating to Taxes by any of the Companies which deviates from past practice;

(m)                               any institution or settlement of any legal proceeding (other than proceedings for the recovery of debt and labour disputes) by any of the Companies involving an amount in excess of EUR 500,000 (excluding costs and fees) in an individual case;

(n)                                 any transaction entered into by any of the Companies outside the ordinary course of business which has had, or would reasonably be expected to have, a Material Adverse Effect;

(o)                                 any damage, destruction or other casualty loss (whether or not covered by insurance) in excess of EUR 1,000,000 in each individual case; or

(p)                                 any agreement, commitment, arrangement or understanding entered into by any of the Companies to do anything set forth in this Section 5.16.

5.17                       Customers and Suppliers

(a)                                  Schedule 5.17 sets forth a list of the 15 largest sale agreements with customers and the 15 largest suppliers of the Group, as measured by the Euro amount of purchases therefrom or thereby, during the fiscal year ended 31 December 2003, showing the approximate total revenues by the Company and the Subsidiaries from such customers under such customer agreements and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such period.

(b)                                 Except as set forth in Schedule 5.17, since 1 January 2004 until the date hereof, no customer or supplier listed on Schedule 5.17 has affirmatively terminated its ongoing relationship with the Company or any of the Subsidiaries, if any, and, as of today, no customer or supplier listed on Schedule 5.17 has notified the Company or the Subsidiaries in writing that it intends to terminate or materially reduce its business with the Group.

5.18                       Customers

Schedule 5.18 sets forth a list of (i) all lease agreements with customers providing for annual net revenues in 2003 of more than EUR 200,000 in an individual case, (ii) all sale agreements with customers providing for net revenues of more than EUR 200,000 in 2003 in an individual case and (iii) all maintenance agreements with customers providing for annual net revenues in 2003 of more than EUR 200,000 in an individual case.

5.19                       Project Amazon

The underlying legal documents binding on the Companies relating to the loan facility agreement entered into between Tenovis GmbH & Co. KG, Tenovis Finance Limited, Jersey, Channel Islands and Bankers Trustee Company Limited, London, Great Britain dated November 8, 2001 and the EUR 50 Mio. revolving credit facility agreement entered into between Tenovis GmbH & Co. KG and others, Bayerische Landesbank Niederlassung Frankfurt am Main and Landesbank Sachsen Girozentrale dated November 8, 2001 and the pertinent securitisation transaction related to the issue of EUR 300 Mio. secured floating rate notes due 2013 by Tenovis Finance Limited including security rights granted and other ancillary agreements entered into by any of the Companies in connection with such financing (“Project Amazon”) which have been disclosed to Purchaser are complete and correct as of the date hereof.

5.20                       No Other Representations or Warranties

Subject to the representations and remedies expressly contained in this Agreement, Purchaser agrees to accept the Sold Shares and the Group in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by it), without reliance upon any express or implied representations or warranties of any nature of Sellers or any employee, adviser or other representative of Sellers. Purchaser acknowledges that Sellers make no representations, warranties or guarantees and assumes no disclosure or similar obligations in connection with this Agreement and the Transaction, except as expressly set forth in this Agreement.

Section 6
Representations of Purchaser and Avaya

Each of Purchaser and Avaya (Avaya with respect to Section 6.1 and 6.2) hereby represents to Sellers as follows, in each case as of the date hereof and the Closing Date except for representations which are expressly made as of a specific date which shall be true and correct only as of such date:

6.1                              Legal Organization of Purchaser

(a)                                  Purchaser is a limited liability company duly organized, validly existing and in good standing under German law and has all corporate powers required to carry on its business as presently conducted. Avaya is a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware and has all corporate powers required to carry on its business as presently conducted.

(b)                                 Exhibit 6.1 (b) contains a recent copy of an excerpt from the commercial register and all shareholders resolutions not yet reflected in such excerpt with respect to Purchaser as well as Purchaser’s articles of association, as amended to the date hereof, which are in full force and effect. Purchaser is not in violation of any of the provisions of its articles of association.

(c)                                  No bankruptcy or insolvency proceedings are pending with respect to Avaya, Purchaser or any of their Affiliates directly or indirectly holding shares in Purchaser.

6.2                              Authorization of Purchaser; Consents of Third Parties

(a)                                  Subject to the approvals referred to in Section 4.2 (a), the execution and performance by Avaya and Purchaser of this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Avaya or Purchaser in connection with the consummation of the Transaction (the “Purchaser Documents”), are within Avaya’s and Purchaser’s corporate powers, do not violate the articles of association of Purchaser nor the certificate of incorporation or by-laws of Avaya and have been, or, in case of Purchaser Documents, will be at or prior to the Closing duly authorized by all necessary corporate action on the part of Avaya and Purchaser.

(b)                                 Assuming compliance with any applicable requirements under merger control laws set forth in Section 4.2 and all necessary corporate action on the part of Avaya and Purchaser, the execution and, except as set forth on Exhibit 6.2(b), performance of this Agreement and the Purchaser Documents by Avaya and Purchaser require no approval or consent by any Governmental Entity or any other third party and do not violate any applicable law or decision by any Governmental Entity binding on Avaya or Purchaser.

(c)                                  This Agreement has been, and the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by Avaya and Purchaser and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Avaya and Purchaser, respectively, enforceable against Avaya and Purchaser, respectively, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)                                 As of the date hereof, there is no lawsuit, investigation or proceeding pending against, or to Avaya’s or Purchaser’s knowledge, threatened in writing against Avaya or Purchaser before any Governmental Entity which in any manner challenges or seeks to prevent, alter or materially delay the Transaction.

6.3                              Financing

Purchaser will have at the Closing sufficient cash resources available to pay the Purchase Price.

Section 7
Covenants

7.1                              Conduct of Business Prior to Closing

(a)                                  From the date hereof to the Closing Date, except as disclosed in Exhibit 7.1 or otherwise expressly provided in this Agreement or with the prior written consent of Purchaser (not to be unreasonably withheld or delayed and in no event to be rejected later than one week from receipt of Sellers’ request) and to the extent permitted by applicable law, the Sellers shall instruct the Company and the Subsidiaries to:

(1)                                 conduct the respective businesses of the Company and the Subsidiaries only in the ordinary course of business;

(2)                                 preserve its present business operations, organization (including management and the sales force) and goodwill of the Company and the Subsidiaries;

(3)                                 maintain (A) all of the material assets and properties of the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(4)                                 (A) maintain the books, accounts and records of the Company and the Subsidiaries in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts in accordance with past practise, and (C) comply with all material contractual and other obligations applicable to the operation of the Company and the Subsidiaries; and

(5)                                 comply in all material respects with all applicable laws.

(b)                                 Except as disclosed in Exhibit 7.1 or otherwise expressly provided in this Agreement or with the prior written consent of Purchaser (not to be unreasonably withheld or delayed and in no event to be rejected later than one week from receipt of Sellers’ request) and to the extent permitted by applicable law, the Sellers shall not, and shall not permit the Company and the Subsidiaries, between the date hereof and the Closing Date, to:

(1)                                 declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(2)                                 transfer, issue, sell or dispose of any shares of capital stock, or limited partnership units or other securities of the Company (other than sales between Sellers) or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock, limited partnership units or other securities of the Company or any of the Subsidiaries;

(3)                                 effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of the Subsidiaries, it being understood, for the avoidance of doubt, that the conversion into equity or waiver of loans granted by any of the members of the Group to another member of the Group shall not be regarded as recapitalization;

(4)                                 amend the articles of incorporation or by-laws or limited partnership agreements of the Company or any of the Subsidiaries;

(5)                                 except as and to the extent required by applicable law or collective bargaining agreements or in line with prior practice, (A) increase the annual level of compensation of the employees (beyond of what is in line with normal increases in the industry) and therefore the cost basis of the Group in general (taking into account any cost reductions achieved in connection therewith), (B) increase the annual level of the contractual compensation payable or to become payable by the Companies to any of their respective Key Employees (beyond of what is in line with normal increases in the industry), (C) grant any bonus, benefit or other direct or indirect compensation to any Key Employee (other than bonuses in accordance with agreements pursuant to Section 5.9 (e)), (D) increase the coverage or benefits available under any (or create any new) general severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan applicable to a group of employees of any of the Companies or otherwise materially modify or amend or terminate any such plan or arrangement, unless such plan or arrangement reduces the overall cost basis of the Group in general, it being understood that settlement agreements with employees whose employment contracts have been terminated are not restricted hereby or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or materially amend any such agreement) to which any of the Companies is a party involving a Key Employee in his or her capacity as a director, officer or employee of any of the Companies;

(6)                                 incur or assume any new loan (other than trade credits in the ordinary course of business and drawings under existing facilities or credit lines) from any third party other than the Group, except for loans incurred or assumed in connection with acquisitions permitted under No. (9) (iii) below up to an aggregate amount of EUR 2 million;

(7)                                 subject to any contractual security interest any of the material properties or assets (whether tangible or intangible) of the Company or any of the Subsidiaries other than with respect to rental contracts and outsourcing contracts, rented telephony systems and related rights and assets as required under the Project Amazon financing structure;

(8)                                 enter into any commitment for capital expenditures of the Company and the Subsidiaries (other than investments in rented or outsourced telephony equipment) outside the capital expenditure budget for the current fiscal year disclosed to Purchaser prior to the date hereof in excess of EUR 500,000 in aggregate (which amount shall be increased to EUR 3 million after one month from the date hereof);

(9)                                 acquire or commit to acquire any material properties or assets (other than capital expenditures (the acquisition of which are governed by No. 8 above) and investments in rented or outsourced telephony equipment)

(i) outside the ordinary course of business, (ii) outside the capital expenditure budget for the current fiscal year disclosed to Purchaser prior to the date hereof, or, (iii) exceeding in the aggregate EUR 3 million after four months from the date hereof;

(10)                           sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Group (other than the license, conveyance or lease excluding the Companies’ use thereof or the sale, assignment or transfer of Intellectual Property Rights) exceeding EUR 1 million in aggregate (which amount shall be increased to EUR 3 million after one month from the date hereof) other than in the ordinary course of business;

(11)                           enter into or agree to enter into any merger or consolidation with any corporation or other entity not listed in Sections 1 or 2 of Exhibit R.2, and not engage in any material new business or materially invest in, make a material loan, advance or capital contribution to, or otherwise make a material acquisition of the securities of any other company other than those listed in Exhibit R.2;

(12)                           voluntarily cancel or compromise any debt (other than intercompany debt) owed to any of the Companies or claim of any of the Companies except in the ordinary course of business;

(13)                           waive or release any material right of any of the Companies exceeding EUR 500,000 in the aggregate (which amount shall be increased to EUR 2 million after one month from the date hereof) except in the ordinary course of business;

(14)                           permit any of the Companies to enter into any transaction or to enter into, modify, terminate or agree to terminate or renew any contract which by reason of its nature is not in the ordinary course of business;

(15)                           permit any of the Companies to enter into or modify any contract with any of the Sellers or Affiliate of a Seller (other than agreements with Affiliates of Sellers as customers) or any director, officer or employee of any Seller or Affiliate of a Seller outside the ordinary course of business;

(16)                           make a change in its accounting or Tax reporting principles, methods or policies other than a change from HGB accounting to IFRS and changes due to changes in law or applicable rules;

(17)                           make or rescind any election relating to Taxes; settle or compromise any material claim or proceeding relating to Taxes leading in aggregate to payment obligations in excess of EUR 1 million (which amount shall be increased to EUR 3 million after one month from the date hereof);

(18)                           enter into any contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area other than customary territorial restrictions in reseller, agency and service agreements that do not grant any reseller, agent or service provider of the Company exclusive rights over any geographic area;

(19)                           terminate, amend, restate, supplement or waive any material rights under any Material Agreement or Intellectual Property Right, other than in the ordinary course of business;

(20)                           take any action which would adversely affect the ability of the parties to obtain any merger control clearance required pursuant to Section 4.2(a);

(21)                           change any agreements relating to Project Amazon outside the ordinary course of business unless (i) such change is due to any reasonable request from the trustee or rating agencies and (ii) does not change the economic terms and payment dates of the underlying loan, and

(22)                           agree to do anything prohibited by this Section 7.1.

(c)                                  Except as expressly provided in this Agreement or with the prior written consent of Sellers (not to be unreasonably withheld) and to the extent permitted by applicable law, Purchaser shall not, and shall not permit any of its Affiliates to take any action which would adversely affect the ability of the parties to obtain any merger control clearance required pursuant to Section 4.2(a).

7.2                              Access to Information

Sellers agree that, prior to the Closing Date, Purchaser shall, subject to Sellers’ consent not to be unreasonably withheld or delayed, be entitled to receive such information on the businesses and operations of the Company and the Subsidiaries as it reasonably requests for the purpose of (i) preparing the Closing, (ii) verifying that Sellers have complied with their representations set forth in Section 5 and their covenants set forth in Section 7, or (iii) preparing the integration of the Group after the Closing Date.  Any such information requests and any exchange of information shall take place during regular business hours and under reasonable circumstances without interference with the Companies’ business operations and in full compliance with applicable law. Information requests shall be exclusively addressed to the individuals designated in Part A of Exhibit 7.2 and any discussions and other direct contacts with the Companies shall on Purchaser’s side be pursued by the individuals designated in Part B of Exhibit 7.2.  Sellers shall cooperate, and shall cause the Company and the Subsidiaries to cooperate, therein.

From the day hereof until the Closing Date, Sellers shall be under an obligation to disclose after reasonable investigation to the Purchaser any facts Sellers have become aware of which constitute or are likely to result in any of the representations set forth in Section 5 and any of their covenants set forth in Section 7 be or become incorrect or violated in any material respect.

7.3                              Resignations

On the Closing Date, KKR Sellers shall deliver to Purchaser the resignations (or resolutions validly revoking the appointment), effective prior to or on the Closing Date, of all supervisory board or shareholder committee members of the Companies other than employee representatives and managing directors and employees of the Companies, including those listed in Exhibit 7.3. Should it between the date hereof and the Closing Date turn out that Exhibit 7.3 is incomplete, Exhibit 7.3 shall be amended.

7.4                              No Agreements between the Group and KKR Sellers, their Affiliates and representatives of KKR

KKR Sellers shall ensure that any consultancy or other agreements between the Group and KKR Sellers, their Affiliates or representatives of KKR shall be terminated prior to or as of Closing, except (i) for agreements with Affiliates of KKR made in connection with commercial transactions for the provision of goods and services to or from such Affiliates (other than management and consultancy agreements) in the ordinary course of the Companies’ business, (ii) as set forth in Section 7.10 or (iii) as otherwise agreed between KKR Sellers and Purchaser.

7.5                              No Shop

(a)                                  The Sellers will not, and will not permit the Company or any of the Subsidiaries or any of the directors, officers, employees, representatives or agents of the Company or any of the Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Group or any capital stock of the Company or any of the Subsidiaries other than any transaction preparing or relating to an initial public offering of the shares in the Company (which preparation shall, however, not be implemented within four months from the date hereof, shall not adversely affect the Companies’ ordinary business activities and shall not limit Sellers’ obligations under Sec.7.2 and 7.10) and the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

Should Sellers take any actions preparing or relating to an initial public offering of the shares in the Company prior to Closing, Sellers shall reimburse the Companies the external costs and expenses incurred by the Companies in connection therewith in case Closing should occur.

(b)                                 The Sellers shall (and shall cause the Company and the Subsidiaries and their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to Acquisition Transaction.  The Sellers agree not to (and to cause the Company or any of the Subsidiaries not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Subsidiaries is a party.

7.6                              Non-Solicitation, Non-Competition, Name Change

For a period of two years from and after the Closing Date, the Sellers shall not, and shall cause their Affiliates, which have received any confidential information relating to the business or the operations of the Group from Sellers or the Group, not to, directly or indirectly cause, solicit, induce or encourage any Key Employees of the Company or the Subsidiaries who are or become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual, provided, however, that the foregoing shall not apply to a general advertisement or solicitation programme that is not specifically targeted at such persons or employees who are approaching Sellers or their Affiliates on their own.

Sentence one of this Section 7.6 (non-solicitation) shall apply mutatis mutandis as regards those other employees of the Company or the Subsidiaries listed in Exhibit 7.6 who are or become employees of Purchaser or its Affiliates and who were involved in the planning, implementation, maintenance and supervision of Project Atlas (implementation of SAP/R3).

Sellers undertake to change its corporate name as soon as practical following the Closing Date so as to no longer contain the name “Tenovis” in their corporate name and undertake not to use such name or any other name or abbreviation which could create a likelihood of confusion in the future and cause all of Sellers’ affiliated companies to comply with such obligation.

7.7                              Confidentiality

For a period of two years after the Closing Date, KKR Sellers shall keep confidential and not disclose to any third party any business or trade secrets of the Group, other than those which have become publicly known through no fault of KKR Sellers or which KKR Sellers are required to disclose in order to comply with any legal requirements or stock exchange regulations. Such confidentiality obligation shall be satisfied if KKR Sellers exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information (Sorgfalt in eigenen Angelegenheiten).

7.8                              Access to Information after Closing

After the Closing Date, Purchaser will afford to Sellers and their representatives access during normal business hours, upon reasonable advance notice, to accounting, financial and other records (and allow them to make copies thereof at their own cost), as well as to other information, management, employees and auditors of the Group to the extent necessary or useful to the Sellers in connection with any audit, investigation, dispute or litigation or necessary in connection with any other reasonable business purpose of Sellers. Purchaser shall keep, and procure that the entities of the Group will keep, all books and records relating to any period prior to the Closing Date in accordance with and during the periods required under applicable law. Purchaser agrees to cause the Companies to give Sellers reasonable notice prior to discarding or destroying any books or records of the Companies relating to any matters which may be relevant with respect to any obligation of Sellers under this Agreement (in particular to any tax matter relating to any period prior to the Closing Date to the extent this would have an impact on any of the Sellers) and, if Sellers so request, to deliver such books or records to Sellers. To the extent that Sellers or any of their Affiliates require original documents, Purchaser shall forward such books and records to Sellers and Sellers shall return them immediately after the reason for the right of inspection no longer applies.

7.9                              Insurance

(a)                                 Purchaser acknowledges and agrees that, effective at 12:01 a.m., German time, on the Closing Date, all insurance coverage provided by Sellers or Affiliates of Sellers (other than the Companies) for any of the Companies shall be terminated.

(b)                                As soon as reasonably practicable following the Closing, the Purchaser will provide to the Sellers replacement certificates of insurance with respect to insurances taken out by Sellers or Affiliates of Sellers (other than the Companies).

(c)                                 Any unearned premiums paid by Sellers or Affiliates of Sellers (other than the Companies) on behalf of any of the Companies will be considered fully earned as of the Closing Date. No return premium will be due to any of the Companies for any insurance policies. From and after the Closing Date, Purchaser and/or the Company shall be solely responsible for the pursuit or handling of any existing claims related to any of the Group’s insurance policies whether in process or filed after the Closing Date.

(d)                                From and after the Closing Date, Purchaser and/or the Company shall be solely responsible for obtaining any and all insurance coverage for or on behalf of each entity of the Group, and Purchaser agrees that none of Sellers nor any of their respective Affiliates shall have any obligation or liability whatsoever with respect to such insurance.

(e)                                 Sellers shall instruct the Companies to use commercially reasonable efforts to support Purchaser at Purchaser’s cost in obtaining appropriate insurance coverage as of the Closing Date.

7.10                       Further Assurances; Cooperation, Project Atlas

Subject to the terms and conditions of this Agreement, each of the Parties hereto shall cooperate with the other Parties and use their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), and (ii) obtain all approvals, consents, registrations, Governmental Permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated hereby.  Notwithstanding anything to the contrary contained herein, neither Party shall be required to make or agree to make any financial accommodation to obtain any of the foregoing.

Sellers undertake to ensure that neither (i) the Company or any of its Subsidiaries nor (ii) any of the Sellers’ Affiliates terminate any of the agreements listed in Exhibit 7.10 regarding the provision of services in connection with Project Atlas other than in accordance with the respective terms of the agreement without the prior consent of Purchaser (not to be unreasonably withheld or delayed and in no event to be rejected later than one week from receipt of Sellers’ request), unless the Parties mutually and acting in good faith agree that the continued services under such agreement are not reasonably required to complete Project Atlas as envisaged. KKR Sellers shall further use best endeavors to procure that Mr Johann van de Steen (currently employed with Capstone Europe Ltd.) shall continue to advise the Company and the Subsidiaries in the same capacity and to the same extent as on the date hereof pursuant to the terms of the letter agreement dated 16 September 2002 between Capstone Europe Ltd. and the Company until 31 March 2005; provided, however, that if the Parties reasonably believe that the continued full-time involvement of Mr. van de Steen is no longer reasonably required by the Company and the Subsidiaries to successfully implement Project Atlas, they shall discuss in good faith the full or partial termination of such contract prior to 31 March 2005.

7.11                       Assistance in Preparation of Financial Statements

The Company shall provide to Purchaser on or prior to the Closing Date copies of the following:  (a) the consolidated financial statements of the Tenovis Group as of 31 December 2003 (as audited by Deloitte & Touche GmbH with an unqualified audit opinion (Testat) thereon, which audit shall be performed in accordance with Sec. 317 of the German Commercial Code (Handelsgesetzbuch)) including the related audited consolidated statements of income and of cash flows of the Tenovis Group (collectively, the “Audited German GAAP Financial Statements”), and (b) consolidated unaudited financial statements of the Tenovis Group as of the six months ended 30 June 2003 and 30 June 2004, including the related unaudited consolidated statements of income and of cash flows of the Tenovis Group, in each case prepared in accordance with German GAAP (together with the Audited German GAAP Financial Statements, the “Tenovis Group Financial Statements”).  In addition, the Company shall use its reasonable efforts, in consultation with its external accountants, to provide to Purchaser on or before the Closing Date copies of (i) the Audited German GAAP Financial Statements, audited in accordance with generally accepted auditing standards in the United States applicable to companies not subject to the requirements of the Public Company Accounting Oversight Board (the “US GAAS Financial Statements”), and (ii) a narrative description, as prescribed by the first sentence of Item 17(c)(2) of Form 20-F of the U.S. Securities and Exchange Commission, explaining the differences between German GAAP and generally accepted accounting principles in the United States (the “Narrative Description”), unless the Parties agree, acting reasonably and in good faith, that all or some of such documents are not required under the U.S. Securities Exchange Act of

1934, as amended, to be included in a Current Report on Form 8 K to be filed by Avaya with respect to the acquisition of the Company.

7.12                       Tax Matters

(a)                                  Sellers shall cause the Company and the Subsidiaries to timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall cause to timely be paid all Taxes shown due thereon.  All such Tax Returns shall be prepared in a manner consistent with prior practice and in accordance with applicable law.  Sellers shall cause the Company to provide Purchaser with copies of completed Tax Returns which are material for the Group at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed and in no event to be rejected later than one week from receipt of the approval request.  Sellers and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Sellers and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.12 (b), which resolution shall be binding on the Parties.

(b)                                 Any dispute as to any matter relating to Tax Return requiring the approval of Purchaser shall be resolved by an independent internationally recognized accounting firm mutually acceptable to KKR Sellers and Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Sellers, on the one hand, and Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(c)                                  Sellers shall not permit any entity classification election pursuant to U.S. Treasury Regulation § 301.7701(a)-3 to be filed with respect to the Company or any Subsidiary without the express written consent of Purchaser.

7.13                       Other Covenants

(a)                                  Avaya hereby undertakes to either ensure that the consent mentioned in Exhibit 6.2 (b) will be obtained as soon as practicable and in any event prior to Closing or to ensure otherwise that the credit facility agreement mentioned in Exhibit 6.2 (b) will not prevent Purchaser and Avaya from duly fulfilling their obligations under this Agreement. Avaya and Purchaser expressly agree that any failure or delay in obtaining the consent mentioned in Exhibit 6.2 (b) shall not prevent or delay Closing.

(b)                                 Purchaser undertakes that, prior to Closing, it will not engage in any business activities and will not incur any liabilities, in either case other than those required for it to perform its obligations under this Agreement, and that it will not waive, agree to any change to, or assign, its claim under Section 3 of this Agreement without Sellers’ prior written consent.

Avaya undertakes (i) that neither Avaya nor any subsidiary, which holds a direct or indirect shareholding in Purchaser, will sell, transfer, pledge or otherwise dispose of its direct or indirect shareholding in Purchaser and (ii) to exercise its rights as ultimate parent of Purchaser and use all other available means to effectively prevent Purchaser from engaging in any business activities and incurring any liabilities, in either case other than those required for Purchaser to perform its obligations under this Agreement, and to effectively prevent Purchaser from waiving, changing or assigning its claim under Section 3 of this Agreement prior to Closing without Sellers’ prior written consent.

Section 8
Remedies of Purchaser

8.1                              Non-Survival of Representations, Covenants and Agreements

The representations, covenants and agreements made by Sellers in this Agreement shall terminate on Closing or upon the termination of this Agreement in accordance with its terms, as the case may be, except for the covenants made in Section 7.6, 7.7, 7.8 and 7.10 and the provisions of Sections 9.1 – 9.11 which shall survive in accordance with their terms.

8.2                              Termination Right

This Agreement may be terminated by Purchaser at any time before Closing, if (i) any of the Sellers shall have breached their representations pursuant to Section 5 or covenants pursuant to Section 7, (ii) such breach has not been cured within 90 days after receipt of a written notice from Purchaser, (iii) the breach results in, together with other breaches, a damage which constitutes a Material Adverse Effect, (iv) the underlying facts have not been disclosed to Purchaser or its representatives or advisers in accordance with this Agreement, (v) such breach does not result from any action taken after the date hereof which is permissible in accordance with Section 7.1. hereof, and (vi) Purchaser and its representatives and advisers do not have positive knowledge of such facts as of the date hereof. The Confidentiality Agreement shall remain in full force and effect upon the termination of this Agreement.

8.3                              No Additional Rights or Remedies of Purchaser

(a)                                  The Parties agree that the rights and remedies which Purchaser or entities of the Group may have with respect to the breach of a representation, covenant or agreement by Sellers contained in this Agreement are limited to the rights and remedies explicitly contained herein and that, in particular, any and all damage claims based on any such breach by Sellers are excluded.

(b)                                 Any and all rights and remedies of any legal nature which Purchaser or entities of the Group may otherwise have (in addition to the claims for specific performance (primäre Erfüllungspflichten) and termination rights explicitly set forth herein) against Sellers in connection with Sellers’ shareholding in the Company, this Agreement or the Transaction shall be excluded. In particular, without limiting the generality of the foregoing, Purchaser hereby waives any claims under statutory representations and warranties (Sections 434 et seq. of the German Civil Code), statutory contractual or precontractual obligations (Sections 280 to 282, 311 of the German Civil Code) or frustration of contract (Section 313 of the German Civil Code) or tort (Sections 823 et seq. of the German Civil Code), Purchaser shall have no right to rescind, cancel or otherwise terminate this Agreement or to exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Section 4.5 and 8.2, and Purchaser undertakes to procure that no entity of the Group raises any claims against the Sellers or any executive, employee or other representative of Sellers not provided for in this Agreement.

(c)                                  The provisions of this Section 8.3 shall not affect any mandatory rights and remedies of the Purchaser for fraud or wilful misconduct (Vorsatz), e.g. Section 826 of the German Civil Code or Section 823 (2) of the German Civil Code in connection with criminal offences.

Section 9
Miscellaneous

9.1                              Notices

All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier or by telefax (provided that the telecopy is promptly confirmed in writing) or in electronic form (Section 127 paragraph 3 of the German Civil Code) (but only to the extent agreed between the Parties in writing with respect to a certain matter) to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner:

To Seller 1:

Tenovis Investments (European Fund), Limited Partnership

c/o Eeson Woolstencroft LLP

500, 603 - 7th Avenue SW

Calgary, Alberta T2P 2T5

Canada

To Seller 2:

Tenovis Investment (1996 Fund), Limited Partnership

c/o Eeson Woolstencroft LLP

500, 603 - 7th Avenue SW

Calgary, Alberta T2P 2T5

Canada

To Seller 3:

Tenovis Manager Trust GmbH

Kleyerstraße 94

D-60326 Frankfurt/Main

in each case of Seller 1, 2 and 3 with a copy to

Mr. Edward A. Gilhuly

Stirling Square

7 Carlton Gardens

GB-London SWIY 5AD

United Kingdom

Fax: 0044 (0) 207 839-9801

and

Dr. Jochen Vetter

Hengeler Mueller

Benrather Straße 18 - 20

D-42013 Düsseldorf

Fax: +49 (0) 211 8304-7191

To Purchaser and Avaya:

c/o Avaya Inc.

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Attention: Justin C. Choi (Vice President – Law, Corporate)

Facsimile:  908-953-4912

with a copy to:

Weil, Gotshal & Manges LLP

Main Tower

Neue Mainzer Str. 52 - 58

60311 Frankfurt am Main

Attention:  Prof. Dr. Gerhard Schmidt and Mr. Stephan Grauke

Fax: ++49 69 2 16 59 699

9.2                              Public Disclosure, Confidentiality

No Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon between KKR Sellers and Purchaser and except as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its parent companies are listed. The Parties will promptly inform each other of any such requirements and KKR Sellers and Purchaser shall, if possible, agree in advance of the timing and content of any required public disclosure.

9.3                              Costs and Expenses

(a)                                  All transfer taxes (including real estate transfer taxes), stamp duties, fees (including notarial fees), registration duties or other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the implementation of the Transaction shall be borne by Purchaser.

(b)                                 Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

9.4                              Entire Agreement; Amendments and Waivers

(a)                                  This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the Confidentiality Agreement, which will remain in full force and effect until the Closing Date (and, with respect to business or trade secrets of Sellers, for the time period stated therein) or, if this Agreement is terminated pursuant to Section 4.5 or 8.2, beyond the date of such termination.

(b)                                 Any provision of this Agreement (including this Section 9.4) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties and explicitly refers to this Agreement or (ii) by notarized deed, if required by law.

9.5                              Assignments; Third Party Beneficiaries

(a)                                  Except as expressly set forth in this Agreement, Purchaser may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of KKR Sellers, provided, however, that Purchaser may assign any or all rights hereunder (including Purchaser’s rights to purchase the Shares, but excluding rights under Section 3) to any Affiliate of Purchaser or any Person from which it has borrowed money it being understood that any such assignment does not release Purchaser from any of its obligations under this Agreement.

(b)                                 Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

9.6                              Several Debtors

(a)                                  If and to the extent Seller 1 and Seller 2 can be held liable under this Agreement, they shall be liable as several debtors (Teilschuldner) only and not as joint and several debtors (Gesamtschuldner).

(b)                                 Purchaser acknowledges that Seller 3 who functions only as a trustee for managers and key employees of entities of the Group and its managing directors cannot be held liable under this Agreement.

9.7                              Sellers Representative

(a)                                  Each Seller hereby irrevocably appoints Seller 1 (the “Seller Representative”) as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Sold Shares to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)                                    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Seller to consummate the transactions contemplated by this Agreement;

(ii)                                 to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such documents which the Seller Representative agrees to execute);

(iii)                              to terminate this Agreement if the Sellers are entitled to do so;

(iv)                             to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration; and

(v)                                to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.

If Seller 1 waives, or is deemed to have waived, any condition to Closing, such waiver shall be effective also with respect to Seller 2 and Seller 3.

(b)                                 If Seller 1 becomes unable to serve as Seller Representative, Seller 2, or such other Person or Persons as may be designated by a majority of the Sellers, shall succeed as the Seller Representative.

9.8                              Governing Law; Jurisdiction; Service of Process

(a)                                  This Agreement shall be governed by, and construed in accordance with, the laws of Germany.

(b)                                 Any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be finally settled, under exclusion of any state court’s competence, by arbitration in accordance with the Arbitration Rules of Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS). This shall also apply to any motions by Purchaser and/or Avaya against the enforcement by any of the Sellers of any arbitral award rendered hereunder insofar as such motions are based on substantive law issues and/or the underlying facts of such relating to the claim under Section 3 or its attachment (Pfändung) or enforcement. Any arbitral award warranting for any obligation of Purchaser shall be binding on Avaya, i.e. Avaya shall not be entitled to raise any defence the underlying facts and circumstances of which have been dealt with in the proceeding between Purchaser and Sellers, and Avaya shall have the right to join any proceeding initiated against Purchaser. The arbitral tribunal shall consist of three arbitrators. Each arbitrator shall be eligible for the office of a judge in Germany. The Parties shall use best efforts to jointly appoint all three arbitrators. Should the Parties not be able to jointly appoint all three arbitrators within one month from the request of either party to do so, the arbitrators shall be appointed in accordance with the Arbitration Rules of Deutsche Institution für Schiedsgerichtsbarkeit e.V. The place of arbitration shall be Frankfurt/Main, Germany. The language to be used in the arbitral proceedings shall be English, provided that no Party shall be under an obligation to provide to the arbitral tribunal English translations of any contracts, agreements or other documents in the German language. The right to obtain injunctive relief before state courts shall not be excluded hereby.

(c)                                  Each of Purchaser and Avaya hereby appoints Prof. Dr. Gerhard Schmidt, Weil, Gotshal & Manges LLP, Main Tower, Neue Mainzer Str. 52 – 58, 60311 Frankfurt am Main, or in case Prof. Dr. Schmidt should not be available at Weil,

Gotshal & Manges LLP anymore, the law firm of Weil, Gotshal & Manges LLP at the aforementioned address as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Avaya or Purchaser arising out of or in connection with this Agreement including the enforecement of this Agreement or any arbitral award issued in accordance with Section 9.8 (b). This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Sellers (which approval shall not be unreasonably withheld). Avaya and Purchaser shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

(d)                                 Sellers hereby appoint Dr. Jochen Vetter, Hengeler Mueller, Benrather Strasse 18 - 20, 40213 Duesseldorf, or in case Dr. Vetter should not be available at Hengeler Mueller anymore, the law firm of Hengeler Mueller at the aforementioned address, as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Sellers or any of them arising out of or in connection with this Agreement including the enforecement of this Agreement or any arbitral award issued in accordance with Section 9.8 (b). This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Purchaser (which approval shall not be unreasonably withheld). Sellers shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

9.9                              Interpretation

(a)                                  The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

(b)                                 Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

(c)                                  The term “affiliated company” or “Affiliate” shall have the meaning assigned to it in Section 15 of the German Stock Corporation Act (verbundenes Unternehmen).

(d)                                 The term “Person” shall mean any individual, corporation, company, partnership, firm, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

(e)                                  For the purpose of any disclosure thresholds or the like in any representations and warranties contained in this Agreement, any reference to Euros (EUR) shall include the equivalent in any foreign currency at the exchange rate officially determined in Frankfurt/Main, Germany on the date hereof.

(f)                                    Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

(g)                                 For the purpose of this Agreement, a “Business Day” shall be any day other than a Saturday, Sunday or other day on which banks in Frankfurt/Main, Germany, are generally closed.

(h)                                 The terms “date hereof” or “date of this Agreement” shall mean the date on which this Agreement has been notarized.

(i)                                     The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole. [The disclosure of any matter in this Agreement (including any Exhibit thereto) shall be deemed to be a disclosure for all purposes of this Agreement.] The fact that a matter has been disclosed in an Exhibit shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant representation or other provision of this Agreement.

9.10                       Definitions

Exhibit 9.10 set forth a list of the capitalized terms used in this Agreement, indicating the sections where such terms are defined. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

9.11                       Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

NOTE

Exhibits and schedules to this agreement have been omitted as they are not material to an investment decision in Avaya.  The exhibits list entities of the Tenovis Group and definitions used in the agreement.  The omitted schedules describe qualifications to the representations made in the agreement.

Avaya agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.